Exhibit 99.1
September 12, 2005
Kennametal Inc.
1600 Technology Way
P. O. Box 231
Latrobe, PA 15650-0231
Phone: (724) 539-5000
www.kennametal.com
To: ALL DIRECTORS AND EXECUTIVE OFFICERS

Re:	Blackout Period During Transfer of Plan Trustee And Recordkeeper Services from Mercer to Fidelity Investments.
As required by Section 306 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and Rule 104 of Regulation BTR (17 CFR §245), Kennametal Inc. (“Kennametal” or the “Company”) is providing this notice to inform you of an upcoming blackout period under the Kennametal Thrift Plus Plan, the Kennametal Retirement Income Savings Plan, and the Kennametal Savings Plan (collectively, the “Plans”). During this blackout period, your ability to conduct transactions in Kennametal securities will be restricted as described below. We expect the blackout period to begin on September 26, 2005 and end the week of October 9, 2005.
The blackout period is necessary to transfer recordkeeping and trustee services for the Plans to Fidelity Investments. During the blackout period, participants will be temporarily unable to direct or diversify investments in their individual accounts, rollover or transfer assets from these Plans to another plan, obtain in-service or hardship withdrawals, obtain Plan loans or obtain distributions from the Plans. Participants in the Plans have been notified of the blackout period.
This notice is to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act, you will be unable to trade in Kennametal Common Stock (including options and derivatives) during the blackout period for the Plans.
SEC rules require that during such blackout periods, executive officers and directors are prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of the Company acquired by the individual in connection with his or her service as an executive officer or director. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving direct ownership, but include any transaction in which the executive officer or director has a pecuniary interest.
If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.
If you have any questions about the blackout period, please feel free to call me at (724) 539-6578 or Jennifer McDonough at (724) 539-4747. Thank you.
Very truly yours,
David W. Greenfield